Exhibit 99.1

HERITAGE BANKSHARES, INC.	200 East Plume Street
Norfolk, Virginia 23510

FOR IMMEDIATE RELEASE

Press Release

Contact:	Michael S. Ives
Phone:	757-523-2651

Heritage Bankshares, Inc. Announces Results for Fourth Quarter and Full Year 2005

Norfolk, Va.: July 6, 2006 – Heritage Bankshares, Inc. (“Heritage”; the “Company”) (Pinksheets: HBKS), the parent of Heritage Bank (the “Bank”), today announced unaudited financial results for the fourth quarter and full year 2005. Net income, after tax, for the year ended December 31, 2005 was $840,000, or $0.48 per diluted share, compared to $1.7 million, or $0.96 per diluted share, earned in 2004.

Michael S. Ives, President and CEO of the Company and the Bank, commented: “The year 2005 could best be described as both a year of challenge and a year of transition. Our challenge was to restate our financial statements for past years. Our transition was to enhance the Bank’s infrastructure, technology, branch facilities, and personnel to provide the highest level of service to individuals, small businesses, and professional firms.”

Ives continued: “Both of these initiatives were tremendous undertakings for a small bank, and the cumulative impact on our noninterest expense has been quite substantial. They were vitally important in order to establish the sound platform we will need to carry out our plans for the future. We believe that the bulk of the restatement work is behind us and expect that our subsequent regulatory filings will proceed satisfactorily, without nearly as large an impact on our expenses after the second quarter of 2006. We intend to focus on business development to take full advantage of our infrastructure and our profitability should benefit at a steady pace.”

Comparison of Operating Results for the Years Ended December 31, 2005 and 2004

Overview. The Company’s pre-tax income was $1.2 million for the year ended December 31, 2005 compared to $2.3 million in 2004, a decrease of $1.1 million. During 2005, net interest income increased by $792,000, the provision for loan losses decreased by $420,000, other noninterest income increased by $297,000, and other noninterest expenses increased by $2.5 million. Net income, after tax, in 2005 was $840,000, a decrease of $827,000 from $1.7 million in 2004. Diluted earnings per share decreased by $0.48, from $0.96 per share in 2004 to $0.48 per share in 2005.

Net Interest Income. The Company’s net interest income before provision for loan losses increased by $792,000 in 2005. This increase resulted from a $2.4 million increase in interest income offset by a $1.6 million increase in interest expense, as compared to 2004.

Interest on loans increased by $1.4 million, or 20.6%, from $7.0 million in 2004 to $8.4 million in 2005. This increase was attributable to an $11.5 million increase in the average balance of loans, and an increase in the yield on the Company’s loan portfolio from 6.14% in 2004 to 6.73% in 2005.

Interest on investment securities decreased by $163,000 in 2005 compared to 2004. This decrease resulted primarily from a decrease in the average balance of the portfolio from $18.2 million in 2004 to $13.7 million in 2005. Interest on federal funds sold increased by $1.1 million, due to the average balance increasing from $4.9 million in 2004 to $32.5 million in 2005 and an increase in the average rate from 1.03% in 2004 to 3.51% in 2005. The growth in the balance of federal funds sold was primarily related to a $39.7 million growth in deposits from December 31, 2004 to December 31, 2005. During a rising interest rate environment with a flat yield curve, management elected to invest in federal funds sold until more attractive investment or lending opportunities arose.

The Company’s interest expense increased by $1.6 million compared to 2004, as a result of an increase in interest paid on both deposits and borrowings. Interest paid on deposits increased by $1.1 million, resulting from an increase in the average balance of interest-bearing deposits from $102.0 million in 2004 to $120.2 million in 2005 and from an increase in the average cost of interest-bearing deposits from 2.08% in 2004 to 2.70% in 2005. Interest paid on borrowed funds increased by $464,000, from $36,000 in 2004 to $500,000 in 2005, primarily as a result of the Company borrowing $10.0 million in 2005 from the FHLB of Atlanta at a fixed rate of 4.54% with a maturity in 2010.

The Company’s net interest margin decreased from 3.99% for the year ended December 31, 2004 to 3.64% for the year ended December 31, 2005. The interest rate spread decreased from 3.54% to 2.98% for the same periods. The decrease in the Company’s interest rate spread occurred because the cost of its interest-bearing liabilities increased 81 basis points, from 2.02% in 2004 to 2.83% in 2005, which more than offset the 25 basis point increase in yield on interest-earning assets, which increased from 5.56% in 2004 to 5.81% in 2005.

Provision for Loan Losses. The Company’s provision for loan losses decreased by $420,000, from $453,000 in 2004 to $33,000 in 2005. This decrease in the provision for loan losses resulted primarily from the nonrecurrence in 2005 of a $353,000 impairment provision in 2004 related to a lending relationship with one borrower.

Other Noninterest Income. Total other income in 2005 was $1.7 million, an increase of $297,000 over 2004:

•	Gains on the sale of real estate owned (“REO”) were $427,000 in 2005 compared to no gains or losses on the sale of REO in 2004. At December 31, 2004, the Company reclassified as REO four properties that had been previously and improperly classified as investment property. All of the properties were sold during the first three quarters of 2005.

•	Service charges on deposit accounts increased by $126,000, from $300,000 in 2004 to $426,000 in 2005, due to an increase in transaction accounts as well as a more systematic application of appropriate account fees.

•	Late charges and other loan fees increased by $98,000, from $90,000 in 2004 to $188,000 in 2005, primarily due to an increase in prepayment penalties collected on loans paid before maturity.

•	These increases in noninterest income were offset by a decrease of $373,000 in bank-owned life insurance income, a significant item of non-recurring noninterest income recorded in 2004.

Other Noninterest Expense. Total other expenses increased by $2.5 million, from $4.2 million in 2004 to $6.7 million in 2005:

•	Compensation increased by $904,000, from $2.2 million in 2004 to $3.1 million in 2005, related primarily to a $1.2 million increase in salary and various benefit costs, partially offset by a $286,000 decrease in deferred compensation expense. The Company’s number of full-time equivalent employees increased from 51 at December 31, 2004 to 82 at December 31, 2005. In addition to opening a new retail banking office in Virginia Beach, the Bank has also recruited a number of additional lending, retail banking, accounting and administrative personnel intended to provide a foundation for future growth of the Bank. The decrease in deferred compensation expense resulted from the nonrecurrence in 2005 of expenses incurred in 2004 to adjust the liability in connection with the death of a plan participant in 2004, and to also adjust the deferred compensation liability, at December 31, 2004, to reflect a change in estimates to the discount rates used to calculate that liability.

•	Professional fees increased by $428,000, from $106,000 in 2004 to $534,000 in 2005, primarily as a result of an $81,000 increase in accounting and audit fees, and a $333,000 increase in legal fees due to various corporate legal matters, including expense associated with the restatement, updating the Company’s stock option plan, and branch development.

•	Contract employee services increased by $317,000, from $9,000 in 2004 to $326,000 in 2005, primarily related to $277,000 in expenses for consultants and contract accounting staff utilized in the Company’s restatement process.

•	Marketing expenses increased by $248,000, from $49,000 in 2004 to $297,000 in 2005, related to approximately $38,000 in expenses associated with the Bank’s name and logo change, a $101,000 increase in advertising and other general marketing expense, and a related $109,000 expense related to advisory board incentive campaigns initiated in 2005. The Bank formed Advisory Boards in 2005 and has implemented an Advisory Board Incentive Campaign through a model developed by the Bank’s staff.

•	The Company’s expenditures for furniture and fixtures increased by $241,000, from $211,000 in 2004 to $452,000 in 2005, due to the impact of the Bank’s infrastructure and expansion initiatives. From 2004 to 2005, expenses increased related to service contracts, software maintenance, general office equipment and supplies, and depreciation on furniture, equipment and software.

•	The Bank also incurred a $124,700 impairment charge related to its investment in Bankers Investment Group, LLC, a retail stock brokerage firm sponsored by the Virginia Bankers Association.

•	Occupancy, stationery and supplies, and data processing expense increased by $83,000, $73,000 and $53,000, respectively, from 2004 to 2005, due to the Bank’s expansion.

Income Taxes. The Company’s income tax expense for the year ended December 31, 2005 was $388,000 compared to $610,000 for 2004, which represented effective tax rates of 31.6% and 26.8%, respectively. The primary reason for the increased effective tax rate in 2005 was related to the non-taxable life insurance proceeds recorded in 2004.

Operating Results for the Fourth Quarter 2005

The Company recorded a pretax loss of $292,000 for the quarter ended December 31, 2005. The net loss, after tax, was $179,000 or $0.10 per diluted share. In addition to the impact of the increased expenses as discussed above, the fourth quarter 2005 pretax loss of $292,000 was impacted by approximately $194,000 in pretax expenses related to certain legal, consulting and contract staffing expenses incurred in the quarter in connection with the Company’s restatement, and a $124,700 charge related to the impairment of the Bank’s investment in Bankers Investment Group, LLC, as described above.

Financial Condition of the Company

Total Assets. At December 31, 2005, the Company’s total assets increased by $51.1 million, or 33.3%, compared to total assets at the end of 2004. The increase in assets resulted primarily from an increase in the balance of federal funds sold, loans held for investment, and premises and equipment, offset by a reduction in the balance of investment securities.

Investment Securities. Investment securities decreased by $5.5 million, or 35.6%, as compared to December 31, 2004, due to portfolio maturities.

Loans. Loans held for investment at December 31, 2005 were $130.4 million, which represents an increase of $6.9 million, or 5.6%, from the balance of $123.5 million at December 31, 2004.

Asset Quality. The Company’s total nonperforming assets decreased to $212,000, or 0.10% of assets, at December 31, 2005, compared to $961,000, or 0.62% of assets, at December 31, 2004. The aggregate decrease of $749,000 resulted from a $452,000 reduction in nonperforming loans and the sale of $297,000 in REO during 2005. At December 31, 2005, there was no REO, compared to $297,000 of REO at the end of 2004.

Deposits. Deposits increased by $39.7 million, or 29.8%, from $133.1 million at December 31, 2004 to $172.8 million at December 31, 2005, due to growth in noninterest bearing and money market deposits.

Borrowed Funds. At December 31, 2005, the Company’s borrowed funds consisted of advances from the FHLB of Atlanta and securities sold to customers under agreements to repurchase (“repos”). FHLB advances increased by $10.0 million as a result of a five year fixed-rate loan during 2005. The balance of customer repos increased by $2.2 million, from $2.0 million at December 31, 2004 to $4.2 million at December 31, 2005. These increases were partially offset by a $1.7 million decrease in other short-term borrowings.

Capital. Stockholders’ equity increased $455,000, or 2.9%, from $15.6 million at December 31, 2004 to $16.1 million at December 31, 2005. Stockholders’ equity increased primarily as a result of a $798,000 increase in the Company’s comprehensive income, reduced by the payment of cash dividends of $410,000 to stockholders.

The tables attached to and incorporated within this release present certain of the unaudited financial information described in greater detail above. The 2005 financial information contained in this release, including the attached tables, is unaudited and may be adjusted upon completion of the Company’s audit for the period.

About Heritage

Heritage is the parent company of Heritage Bank (www.heritagebankva.com). Heritage Bank has four full-service branches in the city of Norfolk, and one full-service branch in the city of Virginia Beach. Heritage Bank provides a full range of banking services including business, personal and mortgage loans.

Forward Looking Statements

The press release contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook, or estimate. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Heritage’s actual results, performance, achievements, and business strategy to differ materially from the anticipated results, performance, achievements or business strategy expressed or implied by such forward-looking statements. Factors that could cause such actual results, performance, achievements and business strategy to differ materially from anticipated results, performance, achievements and business strategy include: general and local economic conditions, competition, capital requirements of the planned expansion, customer demand for Heritage’s banking products and services, and the risks and uncertainties described in Heritage’s most recent Form 10-KSB filed with the Securities and Exchange Commission. Heritage disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Selected Financial Information

(Dollars in thousands, except per share data)

Income Statement

	For the Twelve Months Ended
	12/31/2005	12/31/2004
Interest income	$10,044	$7,659
Interest expense	3,745	2,152

Net interest income	6,299	5,507

Provision for loan losses	33	453

Net interest income after provision for loan losses	6,266	5,054

Noninterest income:

Service charges on deposit accounts	426	300
Gain on sale of REO	427	—
Gain on sale of loan, net	260	234
Income from bank-owned life insurance	20	393
Late charges and other fees on loans	188	90
Other	373	380

Total noninterest income	1,694	1,397

Noninterest expense:

Compensation	3,125	2,221
Professional fees	534	106
Furniture and equipment	452	211
Contract employee services	326	9
Data processing	366	313
Occupancy	361	278
Marketing	297	49
Taxes and licenses	153	123
Other	1,118	864

Total noninterest expense	6,732	4,174

Income before provision for income taxes	1,228	2,277

Provision for income taxes	388	610

Net income	$840	$1,667

Earnings per share:
Basic	$0.49	$0.99
Diluted	$0.48	$0.96

Balance Sheet at period-end

	At or for the Years Ended December 31,
	2005	2004
Total assets	$204,921	$153,775
Loans held for investment, net	130,420	123,529
Investment securities	9,966	15,476
Federal funds sold	45,831	1,407

Deposits
Noninterest bearing	37,955	26,026
Interest bearing	134,810	107,052

Total deposits	172,765	133,078

Securities sold under agreements to repurchase	4,235	2,030
Federal Home Loan Bank advances	10,000	—

Stockholders’ equity	16,103	15,648

Book value per share	$9.39	$9.17

Common stock outstanding	1,714,668	1,707,182

Asset Quality:

Nonaccrual loans	$208	$649
Accruing loans past due 90 days or more	4	15

Total nonperforming loans	212	664

Real estate owned, net	—	297

Total nonperforming assets	212	961

Nonperforming assets to total assets	0.10%	0.62%

Delinquency ratio	0.41%	0.61%

Allowance for Loan Losses:

Balance, beginning of year	$1,264	$1,187
Provision for loan losses	33	453
Loans charged-off	(51)	(386)
Recoveries	89	10

Balance, end of year	$1,335	$1,264

Allowance for loan losses to loans held for investment, net of unearned fees and costs	1.01%	1.01%

###